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EXHIBIT 11


                     STATEMENT OF COMPUTATION OF PRO FORMA
                         NET LOSS PER COMMON AND COMMON
                                EQUIVALENT SHARE


                                                              Average Shares Outstanding
                                                                  As of December 31,
                         Shares                               --------------------------
                         Issued              Issue Date                 1996
                        ---------           -----------             -----------
Common Stock            3,122,448                (a)                  3,122,448
Common Stock               15,000            10/3/95                     15,000
Common Stock            3,600,000            9/29/95 (b)              3,600,000
Common Stock              426,000           12/12/95 (b)                426,000
Common Stock            4,000,000            3/22/96 (c)              3,123,288
Common Stock              309,000            3/22/96 (d)                241,274
Common Stock              148,869                 (e)                    28,808
Common Stock               10,673                 (f)                     3,964
Common Stock              424,444                 (g)                   424,444
Common Stock              125,556                 (g)                   125,556
Common Stock            1,175,000                 (g)                 1,175,000
                                                                    -----------
                                                                     12,285,782
                                                                    ===========




Method Used For Calculation

(a) Represents Common Stock issued in connection with the recapitalization of Eagle River Interactive, Inc. in 1995.

(b) Originally issued as Series A Preferred Stock and converted to Common Stock in 1996. Calculation assumes conversion on the date of issuance.

(c) Shares issued in conjunction with the Company's initial public offering.

(d) Shares issued to the underwriters in conjunction with the Company's initial public offering.

(e) Shares issued upon exercise of stock options at various dates throughout
    1996.

(f) Shares issued pursuant to the Employee Stock Purchase Plan at various dates throughout 1996.

(g) Shares issued in connection with the GM and Mastering Computers mergers (see footnote 2 in the financial statements)